UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2011

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreements described below.  The discussion is qualified in its entirety by the full texts of the agreements.

 On July 19, 2011, the Company and GR Match, LLC (“GRM”) entered into a new Media and Marketing Services Agreement (the “New Agreement”).  The New Agreement provides that GRM will continue to provide to the Company certain media purchasing, production, advertising and marketing services in connection with the advertising, marketing, sale and distribution of the Company’s software products and technical support services (the “Media and Marketing Services”).

The New Agreement supersedes and replaces the prior Media and Marketing Services Agreement between CyberDefender Corporation, a California corporation (as predecessor-in-interest to the Company) and GRM dated as of March 24, 2009, as amended from time to time (the “Prior Agreement”) (except as to those obligations which expressly survive the termination of the Prior Agreement), pursuant to which GRM provided Media and Marketing Services to the Company.  The New Agreement is on substantially the same terms and conditions as the Prior Agreement with certain modifications resulting from, among other things, merging the Prior Agreement in the New Agreement.

The term of the New Agreement is from July 1, 2011 until December 31, 2013 unless the New Agreement is terminated earlier in accordance with the terms and conditions thereof.

The New Agreement provides for the payment to GRM by the Company of a Creative Management Fee of $75,000 per month, of which $50,000 per month will be waived by GRM during the four month period commencing on June 1, 2011 and expiring on September 30, 2011 if the Company remains in compliance with all of its obligations under the New Agreement and the Prior Agreement.

Under the New Agreement, the Company will grant to GRM, as security for the Company’s prompt payment of all amounts due and performance of all obligations under the New Agreement, a security interest in substantially all of the Company’s assets.

Item 9.01    Financial Statements and Exhibits.

d.    Exhibits.

Exhibit 99.1                      Media and Marketing Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 25. 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer